Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 (No. 333-265430) of Evolution Petroleum Corporation of our report dated September 14, 2022, relating to the consolidated financial statements Evolution Petroleum Corporation (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2022, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Houston, Texas

February 9, 2023